POWER OF ATTORNEY


Know all persons by these presents, that I have granted to Stephen Kozachok,a limited, revocable power of attorney effective June 30, 2006, for the sole purpose of filing any Form 3, Form 4, Form 5 on my behalf with the United States Securities and Exchange Commission in connection with my association with St. Jude Medical, Inc.


IN WITNESS WHEREOF, I have hereunto set my hand.


/s/ Michael J. Coyle
Michael J. Coyle

___________________________


POWER OF ATTORNEY


Know all persons by these presents, that I have granted to Pamela S. Krop,a limited, revocable power of attorney effective July 1, 2006, for the sole purpose of filing any Form 3, Form 4, Form 5 on my behalf with the United States Securities and Exchange Commission in connection with my association with St. Jude Medical, Inc.


IN WITNESS WHEREOF, I have hereunto set my hand.


/s/ Michael J. Coyle
Michael J. Coyle